       EXHIBIT 99.1

Press contact:  Lauren La Bruno
Senior Director, Public Relations
(201) 571-4453

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. ANNOUNCES
$89.8 MILLION SALE-LEASEBACK TRANSACTION

Transaction Involves Six Pathmark Stores in NY, NJ, PA and DE

MONTVALE, N.J. – November 9, 2010 – The Great Atlantic & Pacific Tea Company, Inc. (A&P), (NYSE: GAP) today announced that on November 4, 2010 the Company entered into an agreement with Winstanley Enterprises, LLC and certain of its affiliated entities (Winstanley) to sell six of its retail locations for $89.8 million, exclusive of closing costs.

Winstanley agreed to purchase 100% of the Company’s interest in six Pathmark retail properties comprising approximately 329,000 square feet, located in New York, New Jersey, Pennsylvania and Delaware.  The properties are 95% occupied and leased to A&P.

"This agreement is another step forward in our comprehensive turnaround strategy.  We continue to analyze areas across the business to identify ways such as these to further strengthen our financial foundation and improve our performance," said Sam Martin, President and CEO, A&P.

The sale-leaseback transaction with respect to five of the six properties was closed today, and the transaction with respect to the sixth property is expected to close later this week.

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About A&P

Founded in 1859, A&P is one of the nation's first supermarket chains. The Company operates 395 stores in six states and the District of Columbia under the following names: A&P, Waldbaum's, Pathmark, Best Cellars, The Food Emporium, Super Fresh and Food Basics.